EXHIBIT 99.1

PRESS RELEASE

CHARMING SHOPPES, INC.
ANNOUNCES INITIATIVES TO INCREASE SHAREHOLDER VALUE;
PROVIDES BUSINESS REVIEW AND EARNINGS GUIDANCE;
HOSTS CONFERENCE CALL TODAY AT 10:30AM ET

Bensalem, PA, November 8, 2007 - Charming Shoppes, Inc., (NASDAQ-CHRS), a leading multi-brand, multi-channel specialty apparel retailer specializing in women's plus-size apparel, today announced a series of initiatives designed to increase shareholder value and provided a business review and update to earnings guidance.  The initiatives announced today include:

•	Merchandise and marketing initiatives to drive sales and profitability
•	The relocation of its Catherines Plus Sizes Memphis, TN operations to its Bensalem, PA offices
•	The launch of the Lane Bryant Woman™ catalog
•	The acquisition of the Lane Bryant retail credit card file
•	The Board of Directors has authorized a new $200 million share repurchase program

Merchandise and Marketing Initiatives
Dorrit J. Bern, Chairman, Chief Executive Officer and President of Charming Shoppes, Inc. stated, “As the leader in women's specialty plus apparel, we remain confident in the continuing long-term growth opportunities in our market, as well as our ability to gain market share and increase our relevance to our customer.  Today, we are announcing a number of initiatives designed to support our long-term multi-brand, multi-channel strategy, and our commitment to increase shareholder value.  Additionally, our Board of Directors has approved an extensive share repurchase program, which we have detailed in a separate news release today.”

Bern continued, “In the near term, however, the retail apparel industry, as a whole, continues to be challenged.  We have experienced difficult trends in each of our businesses, with slowing traffic levels during the month of October, particularly at our Lane Bryant brand.  As a result, our Fall selling season has had a slow start.  Given this difficult environment, we expect the holiday season to be highly promotional throughout our industry, and we are today providing an update on a number of near-term actions we are taking which will enable us to manage through this difficult retail environment.  Those actions include enhancements in merchandise and marketing at our retail brands, improvements at our catalog businesses, the streamlining of the operations of our organization, and the expansion of our credit card program for our Lane Bryant customers.”

“Addressing the needs of our customer, who has clearly reduced her demand for basic dressing, we have begun to make meaningful improvements to our merchandising content at Lane Bryant, to include a higher fashion component.  We also have strengthened the merchandise team at Lane Bryant over the past months by adding three new executives. Changes to Lane Bryant’s content mix are in process for the holiday season, with even more significant changes being made for the Spring selling season.  We will also be more aggressive in our marketing efforts in order to give our customer more reasons to shop our stores.   Important components of our near-term marketing plans include increases in direct mail advertising for each of our brands throughout the holiday season, the addition of cable television advertising for Lane Bryant during the Thanksgiving holiday, and the reissuance of a new Lane Bryant credit card, which introduces a new loyalty and rewards program to our cardholder base.”

Consolidation of Memphis Operations
The Company also announced today the relocation of its Catherines Plus Sizes Memphis, TN operations to its Bensalem, PA offices, in conjunction with the consolidation of a number of its operating functions.  Effective immediately, the leadership and operations of the Company’s Fashion Bug, Catherines Plus Sizes, and outlet businesses will be consolidated in Bensalem, PA, under the leadership of Diane Paccione, Group Divisional President.  Paccione will continue to report to Dorrit J. Bern.  Operating functions being combined in Bensalem include Human Resources, Finance, Allocations, and other retail brand support functions. Merchandising and Product Development functions will continue to operate separately within each retail brand.

The Company anticipates that the execution of the new organizational structure will result in approximately $8 million of annual expense savings, primarily in the areas of payroll and occupancy costs.   As a result of these actions, the Company expects to recognize one-time pre-tax charges of approximately $4 million related to severance, retention and relocation costs, as well as approximately $4.5 million of non-cash pre-tax charges related to the write-down of the Memphis, TN fixed assets. These charges are expected to be recorded by the end of the first quarter of the coming fiscal year.  On an after-tax basis, the impact of the one-time charges is expected to be slightly cash-flow negative.  The Company’s Memphis, TN operations are expected to be fully relocated to Bensalem by the end of March 2008.

Catalog Operations
Commenting on the launch of the Lane Bryant Woman catalog, Bern said, “We are extremely pleased to announce that the Company has successfully launched the Lane Bryant Woman catalog and website.  We have anticipated and planned for our catalog launch for the past several years.  Our acquisition of Crosstown Traders, Inc. during 2005 has provided us with the infrastructure and expertise necessary to merchandise, create and distribute our new Lane Bryant catalog, which offers stylish, affordable clothing at a value price point, footwear and intimate apparel in an expanded range of plus sizes 14-44, all in the comfort of shopping from home.  Concurrent with the launch of our new catalog, we have also launched the www.lanebryantcatalog.com website to enhance her shopping experience.”

“We are also benefiting from new leadership at our Crosstown Traders business.  Lori Twomey, who joined us as President of Crosstown Traders in April, has given us a fresh perspective on the business, and is well underway in her plans to reposition many of our catalog titles.  She has already initiated new creative, marketing, and product offerings for many titles, and is focused on the growth of e-commerce to supplement catalog purchases.  Her early initiatives have begun to produce results, as we have experienced a meaningful moderation in the decline of the catalog sales and response rates during the third quarter.  Additionally, Lori is streamlining the apparel catalog operations.  We are today announcing plans to discontinue one of the Company’s smaller catalog titles, Regalia®, and will begin marketing efforts to migrate the Regalia customer base to other of our catalog titles.  Lori’s evaluation of our direct-to-consumer business is ongoing, and we expect additional initiatives to improve response rates and drive the top line of that business.”

Lane Bryant Credit Card
During the third quarter, the Company completed the acquisition of the Lane Bryant credit file, representing approximately 7.1 million Lane Bryant retail store credit card accounts and associated receivables.  Bern commented, “In conjunction with the acquisition of the Lane Bryant credit file, we have re-issued 2.3 million new credit cards to our Lane Bryant retail customer base.  For the first time, our Lane Bryant credit customers will enjoy features such as a loyalty and rewards program, including special offers and points earned for dollars spent.  We believe our customer will value the features we have provided with her new card, and anticipate that our traffic and sales trends will benefit in future quarters as a result of this issuance.”

Update to Earnings Guidance
As a result of continued weakness during October and an acceleration in the fall-off of store traffic during the month, particularly at its Lane Bryant brand, the Company has updated its earnings projections for the third quarter ended November 3, 2007, and now expects to operate at a loss of approximately $(0.02) to $(0.04) per share, compared to diluted earnings per share of $0.15 for the corresponding period ended October 28, 2006.  Previously, the Company had projected a break-even level of profitability for the quarter. The Company's current projections for the third quarter include an expected high single digit decrease in consolidated comparable store sales for the Company’s Retail Stores, compared to a 1% increase in consolidated comparable store sales in the corresponding period of the prior year.  Revenues from the Company’s catalog operations for the third quarter are projected to be relatively flat with the year-ago period.

The company has revised downward its expectations for store traffic and sales for the fourth quarter, as it now assumes that the weakness in these trends experienced during the third quarter will continue for the remainder of the year. Therefore, the Company has updated its earnings projections for diluted earnings per share for the fourth quarter ending February 2, 2008, to a the range of $0.00 - $0.03, compared to diluted earnings per share of $0.19 for the corresponding period ended February 3, 2007.  This projection excludes any of the one-time charges related to the consolidation of operating functions. Previously, the Company had projected diluted earnings per share for the fourth quarter in a range of $0.11 - $0.16. The Company's fourth quarter projection includes an initial investment of approximately $10 million pretax ($6.4 million after tax, or $0.05 per diluted share) related to the launch of the Lane Bryant catalog during the fourth quarter of Fiscal Year 2008.  The Company's projection assumes mid single digit percentage decreases in consolidated comparable store sales for the Company's Retail Stores segment, compared to a 1% consolidated comparable store sales decrease in the prior year.

Charming Shoppes, Inc. will host a conference call today at 10:30 a.m. Eastern time to discuss today’s announcements.  Dorrit J. Bern, Chairman of the Board of Directors, Chief Executive Officer and President, Eric M. Specter, Chief Financial Officer and Executive Vice President, and Steven R. Wishner, Sr. Vice President of Finance, Strategy and Business Development will participate in the conference call.  Prepared remarks will be followed by a question and answer period. To listen to the conference call, please dial 877-407-8293 approximately 10 minutes prior to the scheduled event.  The conference call will also be simulcast at http://www.charmingshoppes.com/investors/manage/index.asp.  The general public is invited to listen to the conference call via the webcast or the dial-in telephone number. An audio rebroadcast of the conference call will be accessible at http://www.charmingshoppes.com/investors/manage/index.asp, following the live conference.

The conference call will be recorded on behalf of Charming Shoppes, Inc. and consists of copyrighted material.  It may not be re-recorded, reproduced, transmitted or rebroadcast, in whole or in part, without the Company's express written permission.  Accessing this call or the rebroadcast constitutes consent to these terms and conditions.  Participation in this call serves as consent to having any comments or statements made appear on any transcript, broadcast or rebroadcast of this call.

Charming Shoppes, Inc. operates 2,425 retail stores in 48 states under the names LANE BRYANT®, FASHION BUG®, FASHION BUG PLUS®, CATHERINES PLUS SIZES®, PETITE SOPHISTICATE®, LANE BRYANT OUTLETTM, and PETITE SOPHISTICATE OUTLETTM. Additionally, apparel, accessories, footwear and gift catalogs, including the following titles, are operated by Charming Shoppes’ Crosstown Traders:  Lane Bryant WomanTM, Old Pueblo Traders®, Bedford Fair®, Willow Ridge®, Lew Magram®, Brownstone Studio®, Regalia®, Intimate Appeal®, Monterey Bay Clothing Company®, Coward® Shoe and Figi's®.

This release contains and the Company’s conference call will contain certain forward-looking statements concerning the Company's operations, performance, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: the failure to effectively implement the Company’s plan for consolidation of the Catherines Plus Sizes brand and a new organizational structure, the failure to generate a positive response to the Company’s new Lane Bryant catalog and Lane Bryant credit card program, the failure to implement the Company's business plan for increased profitability and growth in the Company's retail stores and direct-to-consumer segments, the failure to successfully implement the Company's expansion of Cacique through new store formats, the failure of changes in management to achieve improvement in the Company’s competitive position, the failure to successfully implement the Company's integration of operations of, and the business plan for, Crosstown Traders, Inc., adverse changes in costs vital to catalog operations, such as postage, paper and acquisition of prospects, declining response rates to catalog offerings, failure to maintain efficient and uninterrupted order-taking and fulfillment in our direct-to-consumer business, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, escalation of energy costs, a weakness in overall consumer demand, failure to find suitable store locations, increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from the Company's centralized distribution facilities, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2007 and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward- looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Director of Investor Relations
(215) 638-6955